EXHIBIT 11
                      DI INDUSTRIES, INC. AND SUBSIDIARIES

             COMPUTATION OF NET INCOME (LOSS) PER COMMON STOCK SHARE
                     (in thousands except per share amounts)
                                   (Unaudited)

                                                           THREE MONTHS ENDED       NINE MONTHS ENDED
                                                              SEPTEMBER 30,           SEPTEMBER 30,
                                                          --------------------    --------------------
                                                            1996        1995        1996        1995
                                                          --------    --------    --------    --------
Primary earnings (loss) per share:

Weighted average shares of common stock outstanding ...     68,853      38,669      48,812      38,669

Stock options (treasury stock method)(a) ..............       --          --          --          --
                                                          --------    --------    --------    --------
Weighted average shares of common stock outstanding for
     per share computation ............................     68,853      38,669      48,812      38,669
                                                          ========    ========    ========    ========
Net income (loss) .....................................   $    808    $ (1,350)   $   (159)   $ (5,245)

Less:  Series B Preferred Stock subscription
     dividend requirement .............................       (100)       --          (400)       --
                                                          --------    --------    --------    --------

Net income (loss) applicable to common stock ..........   $    708    $ (1,350)   $   (559)   $ (5,245)
                                                          ========    ========    ========    ========

Income (loss) per common share:
     Income (loss) from continuing operations .........   $    .01    $   (.03)   $   (.01)   $   (.12)
     Income (loss) from discontinued operations .......       --          --          --          (.02)
                                                          --------    --------    --------    --------

Net income (loss) per share ...........................   $    .01    $   (.03)   $   (.01)   $   (.14)
                                                          ========    ========    ========    ========

Note: Reference is made to Note 2 to Consolidated Financial Statements regarding computation of per common stock share amounts.

(a) Stock options are not included since inclusion would be either antidilutive or not significant for all the periods presented.